CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Nitches, Inc.

We consent to the inclusion in the Form 10-12G General Form for the Registration of Securities of our report dated November 28th, 2022, with respect to the audited balance sheets of Nitches, Inc. as of August 31 2022 and 2021 and the related statements of operations, stockholders’ equity, and cashflows for the years ended August 31, 2022 and 2021.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

January 24, 2023